                  American Axle & Manufacturing Holdings, Inc.

        Exhibit 12.01 - Computation of Ratio of Earnings to Fixed Charges

                                                                              (in millions, except for ratios)

YEAR ENDED DECEMBER 31:                                                      1998      1997      1996       1995
                                                                            --------------------------------------
Fixed charges:
Interest expense, including amortization of debt issuance costs               $44.8     $ 9.0     $ 0.3      $ 1.6
Estimated interest portion of rents                                             4.6       3.2       1.5        0.1
Capitalized interest                                                            3.8       0.2         -          -
Preferred stock dividend                                                          -      12.0      17.9       13.6
Gross-up of preferred stock dividend as if it were pre-tax                        -       6.8      10.1        7.7
                                                                            --------------------------------------

Total fixed charges as defined                                                 53.2      31.2      29.8       23.0

Earnings:
Income from continuing operations before income tax expense                     5.6      94.2      98.3      118.0
Total fixed charges as defined                                                 53.2      31.2      29.8       22.9
Fixed charges not deducted in the determination of income from
      continuing operations before income tax expense                          (3.8)    (19.0)    (28.0)     (21.3)
                                                                            --------------------------------------

Total earnings as defined                                                      55.0     106.4     100.1      119.6
                                                                            --------------------------------------

Ratio of earnings to fixed charges                                             1.03      3.41      3.36       5.21
                                                                            ======================================


NINE MONTHS ENDED SEPTEMBER 30, 1999:
Fixed charges:
Interest expense, including amortization of debt issuance costs             $ 45.6
Estimated interest portion of rents                                            6.7
Capitalized interest                                                           5.6
                                                                            ------

Total fixed charges as defined                                                57.9

Earnings:
Income from continuing operations before income tax expense                  139.8
Total fixed charges as defined                                                57.9
Fixed charges not deducted in the determination of income from
      continuing operations before income tax expense                         (5.6)
                                                                            ------

Total earnings as defined                                                    192.1
                                                                            ------

Ratio of earnings to fixed charges                                            3.32
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